Exhibit 10.1

First Amendment to Maris-Tech Ltd. 2021 Share Option Plan

This First Amendment (this “Amendment”) to the 2021 Share Option Plan (the “Plan”) of Maris-Tech Ltd., an Israeli company, hereby amends the Plan as follows:

1.	Section 6.1 of the Plan is hereby amended and restated as follows:

“Subject to adjustments as set forth in Section 8, Options to purchase up to 800,000 ordinary shares of the Company (the “Shares”) may be issued under the ESOP. Notwithstanding the aforesaid, in the event that any outstanding options to purchase Ordinary Shares of the Company granted hereunder shall for any reason expire or be canceled prior to its exercise or relinquishment in full, such number of expired or terminated options shall automatically increase the number of Shares available for allocation hereunder, and such increase shall not be deemed as amendment to this Plan. The Shares shall bear such rights and restrictions as set forth under the Company’s Articles of Association, as currently in effect and as may from time to time be amended or replaced in accordance with the Companies Law, 5759-1999 (“Companies Law”), without the consent of any Optionee (notwithstanding anything else here to the contrary). Any of such Shares which may remain unissued and which are not subject to outstanding Options at the termination of the ESOP shall cease to be reserved for the purpose of the ESOP, but until termination of the ESOP the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the ESOP. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares therefore subject to such Option may again be subjected to an Option under the ESOP.”

2.	This Amendment shall be effective as of May 15, 2023.

3.	Except as amended hereby, the Plan shall remain in full force and effect.